Exhibit 5.1

April 7, 2025

Office Properties Income Trust
Two Newton Place

255 Washington Street, Suite 300
Newton, Massachusetts 02458-1634

Re:          Registration Statement on Form S-3 (File No. 333-284926)

Ladies and Gentlemen:

We have served as Maryland counsel to Office Properties Income Trust, a Maryland real estate investment trust (the “Company”), in connection with certain matters of Maryland law arising out of the sale and issuance of up to $99,655,398 in aggregate amount of common shares (the “Shares”) of beneficial interest, $.01 par value per share, of the Company, which may be sold from time to time pursuant to that certain Sales Agreement, dated as of March 14, 2025 (the “Agreement”), by and between the Company and Clear Street LLC, as agent and/or principal. The Shares are covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). The Shares will be issued from time to time in public offerings at market or negotiated prices pursuant to the Prospectus Supplement, dated April 7, 2025 (the “Prospectus Supplement”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.            The Registration Statement and the related form of prospectus included therein in the form in which it was transmitted to the Commission under the 1933 Act;

2.            The Prospectus Supplement, in the form to be filed by the Company with the Commission pursuant to Rule 424(b) under the 1933 Act;

3.            The Amended and Restated Declaration of Trust, as amended, of the Company (the “Declaration of Trust”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4.            The Third Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

Office Properties Income Trust

April 7, 2025

5.            A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

6.            The Agreement;

7.            Resolutions adopted by the Board of Trustees of the Company (the “Resolutions”), relating to, among other matters, the authorization of the issuance of the Shares, certified as of the date hereof by an officer of the Company;

8.            A certificate executed by an officer of the Company, dated as of the date hereof; and

9.            Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.            Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.            Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.            Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.            All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.            The Shares will not be issued in violation of any restriction or limitation contained in the Declaration of Trust.

Office Properties Income Trust

April 7, 2025

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.            The Company is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.            The issuance of the Shares has been duly authorized and, when issued and delivered by the Company pursuant to the Resolutions, the Registration Statement and the Agreement, against payment of the consideration set forth therein, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with, or the applicability of, federal or state securities laws, including the securities laws of the State of Maryland.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP